Exhibit 99.ACCT

EXHIBIT(a)(4)

Changes in Registrant’s Independent Public Accountant

INVESCO EXCHANGE-TRADED FUND TRUST

Funds	Predecessor Fund
Invesco BRIC ETF	Guggenheim BRIC ETF [1]
Invesco Raymond James SB-1 Equity ETF	Guggenheim Raymond James SB-1 Equity ETF[1]
Invesco Wilshire US REIT ETF	Wilshire US REIT ETF[1]
[1] A series of Claymore Exchange-Traded Fund Trust

The Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP (“PWC”) as the independent registered public accounting firm of the Funds for the Funds’ current fiscal year. PWC serves as the independent registered public accounting firm for other Invesco ETFs.

Prior to the close of business on May 18, 2018, each Predecessor Fund was an unaffiliated investment company that was audited by a different independent registered public accounting firm (the “Prior Auditor”).

Effective April 9, 2018, the Prior Auditor resigned as the independent registered public accounting firm of the Predecessor Funds. The Prior Auditor’s report on the financial statements of the Predecessor Funds for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Predecessor Funds’ two most recent fiscal years and through April 9, 2018, there were no (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the Prior Auditor’s satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that the Prior Auditor furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated November 7, 2018 is attached as Attachment A to this exhibit.

Attachment A

November 7, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Exhibit 99. ACCT of Form N-CSR dated November 7, 2018, of Invesco Exchange-Traded Fund Trust and are in agreement with the statements contained in the second and third paragraphs of Exhibit 99. ACCT. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP